PRESENTING SPONSORSHIP AGREEMENT

This SPONSORSHIP AGREEMENT (the "Agreement") is entered into as of December 15th, 2012 by and between DNA Brands Inc. (“DNA”), and Jeff Ward Racing, (JWR), ("TEAM"), with reference to the following facts:

WITNESSETH

WHEREAS, DNA Brands Inc. and “TEAM” desire to enter into an agreement concerning Co Primary sponsorship of the TEAM with DNA.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Definitions

As used herein, the following words and phrases shall have the following meanings:

(a) The "Contract Period" shall have the meaning assigned to it in Section 2 herein.

(b) The "Riders" shall mean a minimum team of two (2) supercross riders and (2) motocross riders on the TEAM roster. JWR has designated riders Josh Grant and Kyle Chisholm for 2012. JWR shall have the right to substitute rider(s) at any time in their sole and exclusive discretion. Substitute rider(s) shall be of equal or better ability and stature.

(c) The "Motorcycle(s)" shall mean all racing vehicles to be raced by the Riders in the Races and, unless the context otherwise requires, such term shall include the Substitute Motorcycle(s) (as defined herein).

(d) The "Races" or “Event/s” shall mean all competitive events in which TEAM is entered, including but not limited to AMA, FIM, and FELD Motorsports events, conducted during the Contract Period.

(e) A “Ride” shall mean an individual Rider participating in an Event.

(f) The "Sponsorship Fee" shall mean the annual Sponsorship Fee payable by DNA to TEAM under Section 8 below.

(g) The "Substitute Motorcycles" shall mean the motorcycle which substitutes for the Motorcycle if the Motorcycle is damaged, destroyed or otherwise unable to or does not otherwise participate in any Race or qualifying activities.

(h) The "Team" shall mean the Jeff Ward Racing Team which includes, but is not limited to, the Riders: Josh Grant and Kyle Chisholm, the mechanics and pit crews, Jeff Ward and Kevin Conway.

(i) The "Transporter" shall mean the trucks used to transport the Motorcycle(s), Substitute Motorcycle(s) and support equipment.

2. Term

The term of this Agreement shall start on December 15, 2011 and, unless sooner terminated or renewed in accordance with the provisions hereof, shall end on November 30, 2012.  DNA is hereby granted the right and option to extend the term of this Agreement for a further period of one (1) year commencing if DNA provides written notification to Jeff Ward Racing by Sept 10th, 2012.  Renewal will be under similar terms and conditions.

3. Sponsorship by DNA

(a) DNA shall be the Co Primary sponsor of the Motorcycle(s), Rider(s), the Team(s) and Transporter(s) during the Contract Period.  All public identification of and reference to the Motorcycle or the Team shall be made in the following manner: "______, DNA Energy Drink, ____ team".  The sponsorship rights described herein shall apply to the Races and any other motocross event in which the Team, Motorcycle or the Riders participate:

i)
 Jeff Ward Racing shall have the right to grant Co Primary and associate sponsorship rights to other persons, corporations or firms as long as any potential team or rider sponsor does not conflict with any DNA Brands Inc. existing products.

ii)	Team shall use its best efforts to cause all media references to the Motorcycle and the Team to be made in the manner stated in Paragraph (i) above.

(iii)
TEAM shall ensure that each Rider and each Team member does not endorse or promote (and that none of the foregoing allows his name, voice, image or likeness to be used to endorse or promote) in any manner, any product, service, person, firm, company or event that, in DNA's reasonable opinion, is in competition with the products or services produced and/or provided by DNA.

(b) All Team members shall wear uniforms (including riding uniforms and staff uniforms) and all of the uniforms shall conspicuously and appropriately identify each wearer as being under the sponsorship of DNA.  The size, placement and prominence of the DNA logos and brand name and the designs of uniforms shall be mutually agreed upon by the parties, and shall further conspicuously identify each Rider as being under the sponsorship of DNA.  TEAM shall ensure that each Rider, while racing, practicing or qualifying for a Race, shall wear a helmet displaying DNA identification (to be designed by TEAM and approved by DNA). TEAM shall maintain such uniforms and helmets in good and attractive appearance and condition at all times.

(c) TEAM shall place DNA decals and/or other decorations/graphics which shall include DNA logos, designs and name, as approved by DNA (as provided by DNA), on the Motorcycle(s), the Substitute Motorcycle(s), the Transporters, tents, helmets, pit clothing, and all supporting equipment in accordance with DNA's design and instructions as shall be mutually agreed upon by the parties;  DNA agrees to allow title and associate sponsors'  identification to be displayed on the remaining areas of the Motorcycle(s), the Substitute Motorcycle(s), the Truck, helmets, pit clothing and other supporting equipment.

(d) TEAM agrees to help perform the following services at each Race:

(i)	distribute DNA press packages furnished by DNA, as requested by DNA and allowed by event promoters/organizers;

(ii)	coordinate Riders' appearances promoting DNA and DNA products;

(iii)
arrange for credentials and tickets, if available to TEAM through its exercise of reasonable efforts, for DNA and their guests; up to six (6) tickets per race will be made available as long as DNA give a least 15 days notice (earlier notice could be necessary incase a race venue is sold out prohibiting the TEAM from purchasing tickets. DNA may ask for additional tickets at select races which would be pulled from total balance of tickets available to DNA(6 per race) for the season.

(iv)	Team also is to provide one all access season credential for DNA representative. This includes access to the podium at races. DNA to provide name of representative that will be at all races.

(v)	promptly communicate Race standings and results to DNA's management.

(e) TEAM shall provide to DNA such other benefits and rights as described on Exhibit 1 and 2.

4. The Motorcycles

(a) TEAM shall, at its expense, provide the Motorcycles and all Substitute Motorcycles. TEAM hereby represents, warrants and covenants to DNA that the Motorcycles and Substitute Motorcycles will, at all times during the Contract Period, be in strict compliance with all applicable laws, rules and regulations.

(b) TEAM shall provide a sufficient number of qualified mechanics and all other personnel required to maintain the Motorcycle and Substitute Motorcycles in good and attractive order, repair and condition at all times.

(c) TEAM shall not be excused from its obligations under this Agreement by reason of any fault in, damage to or destruction of the Motorcycles, no matter what the cause, and in the event any such damage or destruction prevents the Motorcycles from being able to perform in a first-rate manner in any of the Races or official practice or qualifying activities related thereto, TEAM shall immediately provide a Substitute Motorcycle which meets all applicable racing standards, is suitably equipped to be raced in all of the Races, is the same or higher quality as the Motorcycle that it replaces and complies with all requirements hereunder with respect to the Motorcycle. TEAM shall pay all expenses related to the Substitute Motorcycle. TEAM shall ensure that the Substitute Motorcycle is available at or reasonably near the location of every Race so that in the event of any damage to or destruction of the Motorcycle as aforesaid; TEAM is able to provide an immediate replacement.

5. Supporting Equipment

TEAM shall, at its expense, provide Transporters, tents, awnings and any additional equipment required to properly support and transport the Motorcycles and the Substitute Motorcycles at all times during the Contract Period and set up, promote and accommodate the Team at events and at all Races. TEAM shall maintain and operate the Transporters, tents, awnings and such equipment in good and attractive order, repair and condition at all times.

6. Riders

(a) The Riders shall ride the Motorcycles in all of the Races.

(b) The Riders and members of the Team will wear DNA logos when dressed casually at events, and will make reasonable efforts to wear DNA logos when seen in the public eye. This includes all social media and viral web/MX industry videos.

(c) Riders will use best efforts to hold a DNA branded bottle or can on the podium, at autograph signings and at press conferences at events and races.

(d) Riders will use best efforts to mention DNA in interviews when possible.

7. Advertising and Promotion

(a) DNA shall have the right, without restriction as to time or territory within the terms of this Agreement, to engage in any advertising, merchandising and/or promotional activities which it may determine with respect to its sponsorship of the Team, the Riders or the Motorcycles as well as JWR Racing as well as the right to use the likeness, pictures, photographs, names, nicknames and signatures of all Riders on JWR RACING on and in connection with any advertising or promotional activities relating directly or indirectly to DNA’s sponsorship of the Team, Riders and the Motorcycle(s) including, but not limited to, on and in connection with DNA’s products. DNA shall have the right to use the Motorcycle(s) and/or photographs, drawings and/or other representations of the Motorcycle(s), with or without the Riders, in advertising, retail merchandising and promotional activities, as well as the right to use the name, voice, image, likeness, pictures, photographs, nicknames and signature of the Team, the Riders, and the right to the appearances of the Riders and the Motorcycle(s):

(i)	to advertise and promote any of DNA’s products;

(ii)	to advertise and promote DNA's co title sponsorship of the Team, Riders and the Motorcycle;

(iii)	to advertise and promote the performance of the Motorcycles, Riders and Team during the Contract Period; and

(iv)	to publicize the support DNA has given to the Races and/or to motocross racing in general;

JWR and its “athletes” listed in section 12, shall make all reasonable efforts to promote DNA Brands through personal and team social media at least twice a month including promotions, giveaways, retail activation, and driving new traffic to DNA’s social sites. This includes Twitter, Facebook, Google+, and any other social networking websites. All viral videos including Youtube will have DNA Energy Drink tags.

JWR PR/Media dept. will make all efforts to ensure DNA is receiving all opportunities created by the team through various media outlets.

JWR will make all efforts to secure media coverage on National, Regional, and Local levels.

JWR will have dedicated PR/marketing support during the duration of this contract and onsite at each race.

The advertising, merchandising and promotional activities conducted by DNA may be conducted on television, radio, the internet, point of sale materials or in print or on other media, as determined by DNA.

To the extent that trademark rights of other sponsors are affected by DNA's proposed use of the Motorcycles, Riders or Transporter in such activities, TEAM shall obtain the consent of such sponsors for such use or, at DNA’s option, remove (black out) the sponsor's identification from the Motorcycle(s), Transporters and Riders' uniforms, as the case may be, prior to such use.

(b) No associate sponsors shall alter any of DNA’s Trademarks or any of its images or logos without the prior written consent of DNA.  In the event DNA determines to withhold its consent the associate sponsor may depict TEAM, the Riders or the Motorcycle without depicting DNA’s Trademarks, images and/or logos.

8. Sponsorship Fee

(a) Subject to the provisions of this Agreement, DNA agrees to pay to TEAM and TEAM agrees to accept from DNA, in consideration of all services rendered and to be rendered by TEAM and all rights granted by TEAM to DNA hereunder for the Contract Period, the sum of Three Hundred Seventy Five Thousand Dollars ($375,000) for 2012 and payable on the dates and in the amounts set out in Exhibit 4 attached hereto and incorporated by this reference. Exhibit 4 also shows a “Bonus” fee for JWR to receive if conditions are met as it lists.
(b) TEAM shall have the right to substitute a new Rider, of equal or better talent and stature in the industry for an injured Rider.  The substituted Rider shall sign a new release and shall be subject to all the terms and conditions of this Agreement.

9. Trademarks

(a) The DNA brand and all related trademarks, slogans, logos, taglines, labels and other designs and product identification (collectively "DNA Trademarks") are DNA’s sole property. The use of any DNA Trademarks shall inure to DNA respective benefit, and all rights in the DNA Trademarks under trademark law, copyright law, common law, or any other basis, shall be DNA’s exclusive property. DNA grants to TEAM, subject to the terms and conditions of this Agreement, the non-exclusive, non-assignable and non-transferable right to use DNA Trademarks in connection with the Races. All proposed uses of DNA Trademarks shall be subject to DNA’s review and prior written approval and TEAM shall not use, display or authorize the use or display of any DNA Trademark without DNA’s prior written approval.  All of TEAM’s rights to use DNA Trademarks shall immediately cease upon expiration, or earlier termination, of this Agreement.

(b) Riders’ name and the name JWR Racing and all related logos, and other designs and product identification (collectively “TEAM Trademarks”) are TEAM’s sole property.

The use of any TEAM Trademarks shall inure to TEAM’s benefit, and all rights in the TEAM Trademarks under trademark law, copyright law, common law, or any other basis shall be TEAM’s exclusive property.  TEAM grants to DNA, subject to the terms and conditions of this Agreement, the non-exclusive, non-assignable and non-transferable right to use TEAM Trademarks in connection with the Races and as otherwise contemplated hereby. All proposed uses of TEAM Trademarks shall be subject to TEAM’s review and prior written approval and DNA shall not use, display or authorize the use or display of any TEAM Trademark without TEAM’s prior written approval.

(c) TEAM shall not manufacture, distribute or authorize the manufacture or distribution of any promotional merchandise which bears any DNA Trademark without DNA prior written approval, unless such merchandise has been purchased or otherwise obtained directly from DNA or an authorized DNA licensee.

10. Property of DNA

All pictures, prints, motion pictures, audio or visual tapes, artists' renderings, plans, ideas, concepts and other things which are made or prepared by DNA or its agents in connection with its sponsorship of the Team, Riders or the Motorcycle shall be and remain the exclusive property of DNA. DNA shall have the right to obtain, register and otherwise perfect sole and exclusive ownership of any of the aforementioned items in itself by means of copyright, trademark, service mark or other proprietary interest, anywhere and at any time, and shall have the right to use any such items, in perpetuity in any manner, when and where it may designate, without any claim on the part of TEAM or any third party to any right of ownership or right to additional compensation.

11. Release

TEAM shall furnish DNA, on or before January 1, 2012, with releases signed by the Riders and all other Team members. Upon the addition of any person to the Team, TEAM shall deliver to DNA a release executed by such person. Such releases shall be in the form set forth in Exhibit 3 attached hereto. TEAM's compliance with the foregoing requirement shall be a condition precedent to the enforcement of DNA's obligations hereunder.

12. Appearances

Team shall make five (5) one (1) day appearances per Contract Year at DNA’s direction, as well as two commercial/production shoot days per Contract Year.  DNA shall be responsible for travel expenses incurred by them in performing their obligations hereunder.

JWR “Team” includes: Josh Grant, Kyle Chisholm, Jeff Ward, Kevin Conway.

All members of the JWR Racing Team shall exclusively use DNA energy drinks and products and make all reasonable efforts to be seen using such products in the public eye and specifically shall not use any competitive energy drinks including sports drinks. Athletes are to use DNA Energy water bottles if using hydration sports drinks at events/races.

13. Events

TEAM warrants that it shall, at a minimum, participate in the following Events:

(a) All AMA Supercross Races in 2012
(b) All AMA Motocross Races in 2012
(c) X Games 2012-Upon X Games inclusion of Supercross or similar events.

16. Autograph Cards

TEAM shall use its best efforts to distribute a minimum of one hundred thousand (100,000) autographed cards signed by the Riders per Contract Year and which cards shall incorporate the DNA and be designed and provided by TEAM, with the prior written approval of DNA thereto.

17. Dealership Appearances

In addition to the appearances required in Section 13 above, the Riders of the JWR RACING TEAM shall make all reasonable efforts to attend marketing appearances at motorcycle dealerships every Friday night preceding a Supercross or outdoor national event; provided that reasonable notice of such events is given to the Riders that are required to appear and such events are scheduled a reasonable time in advance thereof. DNA asks that team members have DNA energy drink on hand at table during signing.

18. Termination

(a) In addition to any right of termination granted elsewhere in this Agreement, either party shall have the right at any time to terminate this Agreement, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following:

(i)
material default by the other party in performance of any of the provisions of this Agreement, which default is not cured within ten (10) days following written notice of such default to the defaulting party;

(ii)	the making by the other party of an assignment for the benefit of creditors;

(iii)	the appointment of a trustee, receiver or similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without its consent;

(iv)
the institution of bankruptcy, composition, reorganization, insolvency or liquidation proceedings by or against the other party without such proceedings being dismissed within thirty (30) days from the date of the institution thereof; and

(v)	if any of the representations or warranties made by the other party in this Agreement shall prove to be untrue in any material respect.

(b) If TEAM, any entity in which TEAM or Riders has a controlling interest, the Riders, or any other Team member (collectively, the "Defaulting Parties" and individually a "Defaulting Party") is indicted or has committed, or shall commit, any act, or has been or becomes involved in any situation or occurrence which in DNA's good faith opinion, tends to bring it or him into public disrepute, contempt, scandal or ridicule, or tends to shock, insult or offend the people of this nation or any class or group thereof, or reflects unfavorably upon DNA's reputation or its products; DNA shall be entitled, in its reasonable discretion, to require TEAM to dismiss, suspend and/or impose a monetary fine on the individual concerned in an amount to be determined by DNA.  Should TEAM fail to comply with DNA’s request within ten (10) days thereafter, DNA shall have the right thereafter to immediately terminate this Agreement without further notice.

(c) DNA shall have the right to terminate this Agreement at any time if TEAM, any entity in which TEAM or Riders has a controlling interest, the Riders, any other Team member (collectively, the “Endorsing Parties” and individually an “Endorsing Party”) endorses any other beverage/energy product, or performs services for or authorizes or permits its or his name, voice and/or likeness to be used by any third party in the business of manufacturing, distributing or selling beverages or energy products.

(d) Upon termination of this Agreement for any reason, TEAM shall remove (and dispose of in a mutually agreeable manner) all DNA identification and other DNA Trademarks from the Motorcycle, Substitute Motorcycle, Transporter, helmets, uniforms, caps and all supporting equipment and materials of whatever nature.

18. Insurance

TEAM shall provide DNA, on or by January 1, 2012, with a certificate from its qualified and licensed insurer certifying that TEAM has a comprehensive liability insurance policy in force throughout the Contract Period covering all of its activities directly or indirectly relating to its performance of this Agreement and providing:

(a) Bodily injury and death insurance, including automobile liability insurance, in amounts of not less than _________________ Dollars ($__________________) for all injuries and deaths arising from each accident or occurrence;

(b) Worker's Compensation Insurance, Employers' Liability Insurance and any other type of insurance which is required in accordance with the laws of each State in which TEAM conducts any activities under this Agreement; and

(c) Property damage insurance in amounts of not less than __________________ ($___________________for all property damage arising from each accident or occurrence.  Such certificate shall name DNA as an additional insured under the insurance policy and shall specifically state that coverage as it pertains to DNA shall be primary regardless of any other coverage which may be available to DNA. TEAM's insurance policy shall contain a contractual liability endorsement covering its obligations under Section 18. Coverage shall be on an occurrence rather than a claims made basis. The policy shall provide that DNA will be notified of the cancellation or any restrictive amendment of the policy at least thirty (30) days prior to the effective date of such cancellation or amendment. TEAM shall not violate, or permit to be violated, any conditions of said insurance policy, and TEAM shall at all times satisfy the requirements of the insurance company writing said policy. Failure to provide such certificate in the manner and time required by this Section 18 or to maintain the insurance specified herein shall be deemed a material breach of this Agreement. It shall be a condition precedent to the enforcement of DNA‘s obligations hereunder that TEAM shall have furnished to DNA the insurance certificate as aforesaid.

19. Indemnification

(a) TEAM will indemnify, protect, defend and hold harmless DNA, its parent, subsidiary and affiliated corporations, its wholesalers, and their respective directors, officers, employees and agents, from and against any and all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including those incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding, arising from or connected with:

(i)	any breach by TEAM of any provision of this Agreement or any representation or warranty made by it herein;

(ii)	any negligent act or omission to act of TEAM, its employees, riders, servants and agents, including but not limited to, any Team member or drivers of the Transporters;

(iii)	the preparation for, staging and conduct of the Races, or otherwise related to any Race or the practice or qualifying activities related thereto; and

(iv)	any death or injury to any person or damage to any property related to any Race or the practice or qualifying activities related thereto.

(b) DNA will indemnify, protect, defend and hold harmless TEAM, its parent, subsidiary and affiliated corporations, and their respective directors, officers, employees and agents from and against any and all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including those incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding, arising from or connected with

(i)	any breach by DNA of any provision of this Agreement or any representation or warranty made by it herein; and
(ii)	any negligent act or omission to act of DNA, its employees, servants and agents.

(c) Each party shall give the other party proper notice of any claim or suit coming within the purview of these indemnities. Upon the written request of an indemnitee, the indemnitor will assume the defense of any claim, demand or action against such indemnitee and will upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled. Termination of this Agreement shall not affect the continuing obligations of each of the parties as indemnitors hereunder.

20. Independent Contractor

The parties shall be and act as independent contractors, and under no circumstances shall this Agreement be construed as one of agency, partnership, joint venture or employment between the parties. Each party acknowledges and agrees that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way.

21. Expenses; Maintenance of Books and Records

(a) Except as otherwise expressly provided in this Agreement, TEAM shall be responsible for and shall promptly pay any and all expenses relating to its performance of this Agreement.

(b) During the Contract Period and for a period of two (2) years thereafter, TEAM shall maintain such books and records (collectively "Records") as are necessary to substantiate that (i) all invoices and other charges submitted to DNA for payment hereunder were valid and proper, and (ii) no payments have been made, directly or indirectly, by or on behalf of TEAM to or for the benefit of any DNA employee or agent who may reasonably be expected to influence either DNA’s decision to enter into this Agreement, or the amount to be paid by DNA pursuant hereto. All Records shall be maintained in accordance with generally accepted accounting principles consistently applied. DNA and/or its representatives shall have the right at any time during normal business hours, upon two (2) days’ notice, to examine said Records. The provisions of this Section 21 shall survive the expiration or earlier termination of this Agreement.

22. Warranty

(a) TEAM represents, warrants and covenants to DNA as follows:

(i)	It has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms.

(ii)
This Agreement, when executed and delivered by TEAM, will be its legal, valid and binding obligation enforceable against TEAM in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency or other similar laws affecting creditor’s rights generally.

(iii)
The execution, delivery and performance of this Agreement by TEAM do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith.

(iv)
In addition to being true as of the date first written above, each of the foregoing representations, warranties, and covenants shall be true at all times during the term hereof. Each of such representations, warranties and covenants shall be deemed to be material and to have been relied upon by DNA notwithstanding any investigation made by DNA.

(b) DNA represents, warrants and covenants to TEAM as follows:

(i)	It has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms.

(ii)	This Agreement, when executed and delivered by DNA, will be its legal, valid and binding obligation enforceable against DNA in accordance with its terms.

(iii)
The execution, delivery and performance of this Agreement by DNA do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith.

(iv)	This Agreement is entered into solely for the purchase of advertising and pass through as described herein and for no other purposes.

(v)
In addition to being true as of the date first written above, each of the foregoing representations, warranties, and covenants shall be true at all times during the term hereof. Each of such representations, warranties and covenants shall be deemed to be material and to have been relied upon by TEAM notwithstanding any investigation made by TEAM.

23. Compliance with the Law

If a reasonable basis exists for believing that any provision of this Agreement violates any (i) federal, state or local law or regulation, or (ii) code, rule, regulation or directive adopted by an industry trade association affecting either party’s performance of this Agreement (collectively the “Law”), then the parties shall promptly modify this Agreement to the extent necessary to bring about compliance with such Law; provided, however, that if such modification would cause this Agreement to fail in its essential purpose or purposes, it shall be deemed terminated by mutual agreement of the parties. Without limiting the generality of the foregoing, the parties agree that DNA’s right under this Agreement to advertise its beverage products is an essential purpose of this Agreement, and any limitation, restriction or other modification of such right would constitute a failure of such purpose. If this Agreement is terminated pursuant to this provision, payment shall be made only to the extent of a party's performance to and including the date of termination, and any payments which shall have been made and which are applicable to future time periods and are therefore unearned shall be refunded pro rata to the effective date of termination, such refund to be calculated in accordance with the formula set forth in Section 17(e) herein.

24. Notice

Any notice under this Agreement shall be in writing and personally delivered or sent by letter and shall be deemed to have been given at the time that such notice, if personally delivered, is delivered or, if sent by letter, at the time that it is delivered to a reputable overnight air courier, return receipt requested, postage prepaid; provided that such notice is addressed as follows:

If to DNA:
Attn: Geoff Armstrong
DNA Brands Inc
506 NW 77th Street
Boca Raton, FL 33487

Jeff Ward Racing
41610 Date St. #107
Murrieta, CA. 92562

Or to such other address as either party may specify in writing in accordance with the terms of this Section 24.

25. Successors and Assigns

Neither party shall assign its rights and/or obligations or delegate its duties under this Agreement without the prior written consent of the other party. This Agreement and all of the terms and provisions hereof will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

26. No Waiver

The failure of either party to this Agreement to object to or take affirmative action with respect to any conduct of the other party which is in violation of the terms hereof shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.

27. Rights Unique

The rights and privileges granted to DNA hereunder are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which could not be reasonably or adequately compensated in damages in an action at law, and TEAM’s failure or refusal to perform its obligations hereunder would cause DNA irreparable loss and damage. If TEAM wrongfully fails or refuses to perform such obligations, DNA shall be entitled to injunctive or other equitable relief against TEAM to prevent the continuance of such failure or refusal or to prevent TEAM from granting rights to others in violation of this Agreement.

28. Rights and Remedies Cumulative

The rights and remedies provided by this Agreement are given in addition to any other rights and remedies either party may have by law, statute, ordinance or otherwise. All such rights and remedies are intended to be cumulative, and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other rights or remedies.

29. Headings

The section headings in this Agreement are for convenience of reference only and do not constitute a substantive part of the Agreement.

30. Entire Agreement; Governing Law

This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement will be deemed to have been executed and delivered in the State of Florida and will be construed according to the substantive laws of that State. Should any party commence legal action to interpret or enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs, including, without limitation, attorneys’ fees and court costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceedings. This Agreement may be amended and any provision hereof may be waived only by written instrument signed by the parties hereto and specifically referring to this Agreement.

31. Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted in Florida.  Judgment upon any award rendered may be entered in any court having jurisdiction thereof.  Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than two (2) days in aggregate for each party.  Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void.  In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees to the prevailing party.  The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

DNA Brands Inc	Jeff Ward Racing

Signed: _________________________________________	Signed: __________________________________________

Name: __________________________________________	Name: ___________________________________________

Date: ___________________________________________	Date: ____________________________________________

EXHIBIT 2

List of Benefits and Rights

For Contract Year:

Co Title to the team with all branding appearing as Team “_________,DNA Energy Drink”, Kawasaki Racing.  All livery will reflect the title sponsor’s corporate identity, image and colors forming the basis of all designs and graphic development.

DNA Logo Placements

❖	Bike
o	Radiator Shrouds, Co Primary position, Radiator Guards, Front Fender (sides),
o	Rear fender
❖	Pants & Jersey
o	First position - Center of jersey front, Lower Back, front right or left shoulder
o	First position – Back Thigh of Pants
❖	Team Race Rig & Motorcoach
o	Large Co Primary position.
o	DNA energy drink on water tanks of truck as well, if applicable
❖	Hospitality tents, first position-where available/applicable
o	Branded floor mats, awning, tables, chairs, toll boxes, etc…DNA Energy Drink in Title position
❖	Helmet
o	Custom painted sponsor branded helmets (TBD)
o	DNA branded sides and Top/visor of helmet

❖	Mechanic’s Pit Shirts and Hats
o	First position on all
o	First position – Pit board
❖	Lifestyle Branding – Casual wear and other product provided to athletes, first position

Retail Integration

❖	In Store Merchandising and Displays Highlighting Sponsor Involvement
❖	In Store VIP Ticket Package Giveaway
❖	Rider/Team Rig Appearances at Select Retail Locations
❖	Retailer co-branding pass-through rights

JWR Racing Pro Pit Presence

❖	Product displays onsite in front of Team Race Rig at all SX and MX Rounds as provided by DNA.

Promotions

❖	Use of team and riders name/likeness for retail promotions
❖	Pro Pit rider autograph signings with DNA branded Hero-Cards at every round
❖	Fan distribution of co-branded DNA / JWR Racing Promotional Items

NASCAR

-DNA Brands will receive personal athlete endorsement with Kevin Conway for duration of this contract for NASCAR Sprint Cup and Nationwide Series and any other car racing ventures.
-DNA receives Helmet signage for 2012 races. (DNA is responsible for the costs associated with helmet signage.

EXHIBIT 3

RELEASE

I,______________________ , being of lawful age and residing at _________________ , as inducement for and in consideration of amounts to be paid to me by JWR RACING ("TEAM") for my services in connection with certain motorcycle races to be held during 2012 ("Races")  or practices/testing and in consideration of a sponsorship by BOND and ampm of a certain motorcycle ("Motorcycle") and team operating the Motorcycle (“Team”) which will display DNA’s Trademarks in connection with the Races, hereby covenant and agree that DNA, its parent, subsidiary and affiliated corporations, its wholesalers and their respective directors, officers, employees and agents shall not be liable for any damages arising from personal injuries, including death, and/or damage to property that I may sustain in any way or cause, which results from or arises out of my preparation for or participation in the Races. I hereby fully and forever release and discharge and covenant not to sue DNA, its parent, subsidiary and affiliated corporations, its wholesalers and their respective directors, officers, employees and agents from any and all claims, demands, damages, rights of action or causes of action, present or future, whether the same be known or unknown, anticipated or unanticipated, resulting from or arising out of my preparation for or participation in the Races.

I acknowledge and agree that preparation for and participation in the Races are dangerous and involve the risk of serious personal injury, including death, and/or damage to property, and I hereby assume full responsibility for and risk of such personal injury, including death, and damage to property. I warrant that I am in good health and have no physical condition that would prevent or hinder the performance of my services.

I hereby irrevocably consent, without additional compensation, to the unrestricted worldwide use of my name and/or likeness, pictures, photographs, nicknames and signature by DNA, its successors and assigns, in connection with any advertising or promotional activities relating directly or indirectly to DNA’s sponsorship of the Motorcycle or the Team subject to my prior written approval, such approval not to be unreasonably withheld. I further agree that any photographs, pictures, slides, films and/or movies taken or made by DNA in which I appear, or any reproduction of the same, may be used in any manner or media whatsoever by DNA or any person authorized by DNA, subject to my prior written approval, such approval not to be unreasonably withheld.

I release DNA and any their subsidiary and affiliated companies and their respective advertising agencies from any liability for any claim of accidental alteration, optical illusion, or faulty mechanical reproduction and any distortion or illusion in sound reproduction accidentally occurring in the presentation of any advertising.

This Release is intended to be as broad and inclusive as permitted by law, and if any portion thereof is held invalid, the balance shall continue in full legal force and effect. This Release shall be binding on my heirs, executors, administrators and assigns.

This Release shall be governed by the substantive law of the State of Florida.

I have read and fully understand the above Release.

JWR Racing:	Witness:

Signature: _____________________________________	Signature: ___________________________________

Print Name: ____________________________________	Print Name: __________________________________

Date: _________________________________________	Dated: ______________________________________

EXHIBIT 4

PAYMENT TERMS

2012 Year:

Total Sponsorship package of $375,000.

•
DNA Brands Inc. to pay 12 consecutive monthly payments of $31,250 in cash or the equivalent in free trading DNA Brands Inc., common stock starting February 1st, 2012. The amount of shares issued as payment in lieu of cash shall be determined by the average trading price during the three day period preceding the due date. (i.e. If the average share trading price for the 3 day period prior to the payment due date is $1.00 then JWR will receive 31,250 “Free Trading” Shares of DNA Brands Inc.)

Bonus program

•
Jeff Ward Racing will receive 20% of all new/incremental C Store/Chain store business sales(wholesale) that JWR/Exclaim secure for DNA Brands Inc for 2012, with a “cap” of $375,000 in commission. If the $375,000 “cap” is reached, JWR will receive 10% of all additional new/Incremental business obtained after that amount for 2012. If JWR and DNA continue sponsorship relationship into 2013, JWR/Exclaim will receive 10% of sales secured by JWR/Exclaim. If JWR and DNA terminate the relationship, JWR/Exclaim to receive 5% of new/incremental sales(wholesale) in 2013 that was obtained by JWR/Exclaim and 3% of new/incremental sales(wholesale) obtained by JWR/Exclaim in 2014.